FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
     STATE OF NEVADA
      OCT 07 1998
   No. C1792-93
     /s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            CRESCENT GOLD CORPORATION
                            (After Issuance of Stock)

       We the undersigned President and Secretary of Crescent Gold Corporation, a Nevada corporation, do hereby certify:

       That the Board of Directors of said corporation, on September 30, 1998, unanimously adopted a resolution to amend the articles as follows:

       Article V of the Articles of Incorporation of this corporation is hereby amended to read as follows:


               "FIFTH: The aggregate amount of the total authorized capital stock the corporation shall have the authority to issue is One Hundred Million (100,000,000) shares of Common Stock, each having a par value of $0.00l, and Five Million (5,000,000) shares of Preferred Stock, par value $0.001. All stock when issued shall be fully paid and nonassessable.

       The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares (a "Preferred Stock Designation") and as may be permitted by the Nevada Corporation Law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

       The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is Two Million (2,000,000); that the said change and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


/s/ Adam R. Stull
-----------------
ADAM R STULL
President and Secretary

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STATE OF CA       )
                  ) SS.
COUNTY OF ORANGE  )

On 10-6, 1998, before me, Maria Gonzalez, Notary Public, personally appeared
Adam R. Stull,     personally known to me, or  X  proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature: Maria Gonzalez
           --------------

                     (This area for official notarial seal)

                                                           MARIA GONZALEZ
                                   [SEAL HERE]         Commission #1191180
                                                    Notary Public - California
                                                           Orange County
                                                   My Comm. Expires Jul 25, 2002

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